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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Marimba, Inc. 1996 Stock Plan, the Marimba, Inc. 1999 Omnibus Equity Incentive Plan, the Marimba, Inc. 1999 Employee Stock Purchase Plan, the Marimba, Inc. International Employee Stock Purchase Plan, the Marimba, Inc. 1999 Non-Employee Directors Option Plan, and in the Registration Statement on Form S-8 pertaining to the Marimba, Inc. 1996 Stock Plan shares acquired under written compensation agreements with certain designated individuals and certain unnamed individuals, of our report dated January 10, 2002, with respect to the consolidated financial statements of Marimba, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

                                          /s/  ERNST & YOUNG LLP

Palo Alto, California
March 27, 2002